March 2008
Amendment No. 1 to Free Writing Prospectus
Filed pursuant to Rule 433 dated February 29, 2008
relating to Amendment No. 1 to Preliminary Pricing Supplement No. 521 dated February 28, 2008 to Registration Statement No. 333-131266

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund
Partially Principal Protected Absolute Return Barrier Notes provide investors with exposure to a wide variety of indices or shares and guarantee the return of a substantial percentage of the principal amount if held to maturity. They are for investors who are wiling to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and potential levered appreciation based on the absolute value of the return of the price of shares of the iShares® MSCI EAFE Index Fund, but only if the share price remains within a specified range at all times during the term of the notes, and the absolute value of the return of the underlying shares exceeds a minimum level.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	March , 2008
Original issue date:	March , 2008 (5 business days after the pricing date)
Maturity date:	September , 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Maturity redemption amount:	$9.70 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪	If at all times during the observation period the share price is within the price range, $10 times the absolute price return times the leverage factor; or
	▪	If at any time on any day during the observation period the share price is outside the price range, $0.
Minimum payment at maturity:	$9.70
Maximum payment at maturity:	$12.20 to $12.95 (122.0% to 129.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.
Price range:	Any share price that is:
	▪	greater than or equal to , which is the initial price x 75%; and
	▪	less than or equal to , which is the initial price x 125%
Absolute price return:	Absolute value of: (final price – initial price) / initial price
Leverage factor:	100% to 130%. The actual leverage factor will be determined on the pricing date.
Initial price:	The closing price of one underlying share on the pricing date
Final price:	The closing price of one underlying share on the valuation date times the adjustment factor
Valuation date:	September , 2009, subject to postponement for certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	61747W133
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Preliminary Pricing Supplement No. 521 dated February 28, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Investment Overview

The notes will pay at maturity the minimum payment amount of $9.70 plus a supplemental redemption amount, if any, based on the absolute price return as of the valuation date.  The supplemental redemption amount provides 100% to 130% upside leverage (e.g. a 10% appreciation of the underlying shares will return 97% of the stated principal amount plus 100% to 130% of the absolute price return).  However, if the share price does not remain within a specified range at all times during the term of the notes, the investment will return only the minimum payment amount of $9.70 per note at maturity.  In addition, because only 97% of principal is protected at maturity, if the absolute price return as of the valuation date does not appreciate by more than approximately 2.3% to 3.0% (depending on the actual leverage factor), you will receive less than the $10 stated principal amount per note at maturity, up to a maximum loss of 3% of the stated principal amount.  The notes do not pay interest.

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information as of market close on February 13, 2008

Bloomberg Ticker Symbol:	EFA
Current Closing Share Price:	$70.66
52 Week Intraday High Share price:	$86.50 (on 10/31/07)
52 Week Intraday Low Share price:	$65.63 (on 1/23/08)

iShares® MSCI EAFE Index Fund Historical Performance – Intraday Highs and Lows and Closes from January 1, 2003 to February 13, 2008

March 2008	Page 2

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Key Investment Rationale

These 97% Protected Absolute Return Barrier Notes provide partial principal protection as well as the potential for a return of up to 22.0% to 29.5% regardless of whether the underlying shares appreciate or depreciate, as long as the share price remains within the price range at all times during the observation period.

Partial Principal Protection	97% principal protection at maturity regardless of the performance of the underlying shares.
Best Case Scenario
The share price remains within the price range at all times during the observation period and investors receive $10 times the absolute price return times the leverage factor, subject to the maximum payment at maturity of $12.20 to $12.95 (122.0% to 129.5% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the valuation date, the absolute price return is 25% and the share price has remained within the price range at all times during the observation period.

Worst Case Scenario	The share price is outside the price range at any time on any day during the observation period and investors receive only 97% of the principal amount of their investment at maturity.

Summary of Selected Key Risks (see page 8)

Structure Related Risks

¡	No guaranteed supplemental redemption amount, and therefore the notes may pay less than the principal amount at maturity

¡	No interest payments

¡	Appreciation potential is limited

¡	Market value of notes may decline

Underlying Share Related Risks

▪	The MSCI EAFE Index® is subject to currency exchange risk.

▪	There are risks associated with investments in securities indexed to the value of foreign equity securities.

▪	Adjustments to the underlying shares or to the MSCI EAFE Index® could adversely affect the value of the notes.

▪	The underlying shares may not exactly track the MSCI EAFE Index®.

¡	The antidilution adjustments do not cover every event that could affect the underlying shares.

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors.

¡	Secondary trading may be limited.

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity could potentially affect the value of the notes.

Other Risks

¡	Economic interests of the calculation agent may be potentially adverse to investor interests.

¡	Investing in the notes is not equivalent to investing in the underlying shares.

¡	Credit risk to Morgan Stanley.

March 2008	Page 3

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the minimum payment amount of $9.70 per note and a return, if any, based on the absolute value of the return of the underlying shares, the leverage factor and on whether the share price has remained within the price range at all times during the observation period.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2008	March , 2008 (5 business days after the pricing date)	September , 2009, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Issue price:	$10 per note
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$9.70 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪	If at all times during the observation period the share price is within the price range, $10 times the absolute price return times the leverage factor; or
	▪	If at any time on any day during the observation period the share price is outside the price range, $0.
Minimum payment at maturity:	$9.70
Maximum payment at maturity:	$12.20 to $12.95 (122.0% to 129.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share
Price range:	Any share price that is:
	▪	greater than or equal to , which is the initial price x 75%; and
	▪	less than or equal to , which is the initial price x 125%
Absolute price return:	Absolute value of: (final price – initial price) / initial price
Leverage factor:	100% to 130%. The actual leverage factor will be determined on the pricing date.
Initial price:	The closing price of one underlying share on the pricing date
Final price:	The closing price of one underlying share on the valuation date times the adjustment factor
Valuation date:	September , 2009, subject to postponement for certain market disruption events.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

March 2008	Page 4

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61747W133
Minimum ticketing size:	100 notes
Tax consideration:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on February 13, 2008, the “comparable yield” would be a rate of 3.0900% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.4704 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$0.1030	$0.1030
July 1, 2008 through December 31, 2008	$0.1561	$0.2591
January 1, 2009 through June 30, 2009	$0.1585	$0.4176
July 1, 2009 through the Maturity Date	$0.0528	$0.4704
The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.
If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the price of the underlying shares and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 5

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

How the 97% Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the price return from -100% to +100% and assumes a hypothetical initial price of $70.00, a hypothetical leverage factor of 115% (the actual initial price and leverage factor will be determined on the pricing date) and a price range which includes all share prices greater than or equal to the hypothetical initial price times 75% and less than or equal to the hypothetical initial price times 125%.  In this example, the share price must move by more than 25% in either direction from the hypothetical initial price during the observation period before we would not pay you a supplemental redemption amount.  In addition, in this example, if the share price does not move by more than approximately 2.6% in either direction from the hypothetical initial price, you would receive less than the $10 stated principal amount per note.

The following results are based solely on the hypothetical example cited and for the shaded rows, on the assumption that the share price has remained within the price range at all times during the observation period.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Share Price	Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$140.00	100.0%	$0.00	$9.70	– 3.0%
$122.50	75.0%	$0.00	$9.70	– 3.0%
$105.00	50.0%	$0.00	$9.70	– 3.0%
$87.50	25.0%	$2.88	$12.58	25.8%
$84.00	20.0%	$2.30	$12.00	20.0%
$81.20	16.0%	$1.84	$11.54	15.4%
$78.40	12.0%	$1.38	$11.08	10.8%
$75.60	8.0%	$0.92	$10.62	6.2%
$72.80	4.0%	$0.46	$10.16	1.6%
$71.82	2.6%	$0.30	$10.00	0.0%
$71.40	2.0%	$0.23	$9.93	– 0.7%
$70.00	0.0%	$0.00	$9.70	– 3.0%
$68.60	– 2.0%	$0.23	$9.93	– 0.7%
$68.18	– 2.6%	$0.30	$10.00	0.0%
$67.20	– 4.0%	$0.46	$10.16	1.6%
$64.40	– 8.0%	$0.92	$10.62	6.2%
$61.60	– 12.0%	$1.38	$11.08	10.8%
$58.80	– 16.0%	$1.84	$11.54	15.4%
$56.00	– 20.0%	$2.30	$12.00	20.0%
$52.50	– 25.0%	$2.88	$12.58	25.8%
$35.00	– 50.0%	$0.00	$9.70	– 3.0%
$17.50	– 75.0%	$0.00	$9.70	– 3.0%
0	– 100.0%	$0.00	$9.70	– 3.0%

At maturity, the notes will pay at least 97% of the principal amount and have the potential to pay a supplemental redemption amount based on the closing share price at the end of the observation period if the share price has remained within the price range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

March 2008	Page 6

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Payment Example 1
The closing share price increases by 16% from the hypothetical initial price of $70.00 to a final price of $81.20, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10.00 x absolute value of [(81.20 – 70.00) / 70.00] x leverage factor of 115%  =  $1.84

Therefore, the total payment at maturity per note will be $11.54, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $1.84.

Payment Example 2
The closing share price decreases by approximately 2.6% from the hypothetical initial price of $70.00 to a final price of approximately $68.18, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10.00 x absolute value of [(68.18 – 70.00) / 70.00] x leverage factor of 115%  =  $0.30

Therefore, the total payment at maturity per note will be $10.00, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $0.30.

Payment Example 3
The closing share price decreases by 2% from the hypothetical initial price of $70.00 to a final price of $68.60, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10.00 x absolute value of [(68.60 – 70.00) / 70.00] x leverage factor of 115%  =  $0.23

Therefore, the total payment at maturity per note will be $9.93, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $0.23.  Accordingly, the payment at maturity will be less than the $10 stated principal amount of the notes even though the share price has increased and has remained within the price range at all times during the observation period.

Payment Example 4
The share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only the minimum payment amount of $9.70 per note regardless of the final price.

March 2008	Page 7

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  In addition, the return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing share price on the valuation date and on whether the share price remains within the price range throughout the observation period.

¡
No guarantee of full return of principal at maturity.  The notes do not guarantee full return of principal at maturity.  If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and you will receive only the minimum payment amount of $9.70 for each note.  In addition, even if the share price does not move outside the price range at any time during the observation period, if the absolute price return as of the valuation date is less than approximately 2.3% to 3.0% and the supplemental redemption amount is consequently less than $0.30, you will receive less than the $10 stated principal amount per note at maturity.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $12.20 to $12.95 per note, or 122.0% to 129.5% of the stated principal amount.  In no event will the supplemental redemption amount exceed $2.50 to $3.25, after giving effect to the leverage factor, because if the final price is less than 75% or greater than 125% of the initial price, the share price will have moved outside the price range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the share price is outside the price range, the market value of each note will decline below the stated principal amount and will no longer be linked to the price of the underlying shares.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Underlying Share Specific Risks Factors

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The share price is subject to currency exchange risk.  Because the share price is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the share price will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;
•      existing and expected interest rate levels;
•      the balance of payments; and
•      the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

March 2008	Page 8

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

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There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

¡
Adjustments to the iShares® MSCI EAFE Index Fund or to the MSCI EAFE Index could adversely affect the value of the notes.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  MSCI is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.

¡
The underlying shares may not exactly track the MSCI EAFE Index.  The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the underlying shares and the MSCI EAFE Index, the dividend yield of the component securities of the MSCI EAFE Index, whether the share price has been outside the price range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
The notes will not be listed.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS &

March 2008	Page 9

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

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Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

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Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes, including trading in the underlying shares as well as in other instruments related to the underlying shares.  Any of these hedging or trading activities during the term of the notes could potentially affect the share price, including the final price and whether the share price is outside the price range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Other Risk Factors

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Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

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Not equivalent to investing in the underlying shares.  Investing in the notes is not equivalent to investing in the underlying shares, the MSCI EAFE Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE Index.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

March 2008	Page 10

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the notes offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI EAFE Index®
The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI®, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand.  See “Description of Notes–The MSCI EAFE Index” in the accompanying preliminary pricing supplement.

March 2008	Page 11

97% Protected Absolute Return Barrier Notes due September    , 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

Historical Information
The following table presents the published high and low closing share prices from January 1, 2003 through February 13, 2008.  The closing share price on February 13, 2008 was $70.66.  We obtained the prices of the underlying shares and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical closing share prices as an indication of future performance.
iShares® MSCI EAFE Index Fund	High	Low	Period End
2003
First Quarter	34.1500	28.8133	30.2000
Second Quarter	37.7700	30.6700	36.1033
Third Quarter	40.3833	36.0667	39.0000
Fourth Quarter	45.5933	40.2167	45.5933
2004
First Quarter	48.1000	45.1167	47.2000
Second Quarter	48.1000	43.3833	47.6667
Third Quarter	47.4033	44.4667	47.1333
Fourth Quarter	53.4167	47.1333	53.4167
2005
First Quarter	55.2500	51.2567	52.9567
Second Quarter	53.8333	51.2767	52.3900
Third Quarter	58.4800	51.9500	58.1000
Fourth Quarter	60.9400	54.7200	59.4300
2006
First Quarter	65.3800	60.3300	64.9200
Second Quarter	70.5800	59.4600	65.3900
Third Quarter	68.3600	61.7000	67.7500
Fourth Quarter	74.3300	67.9400	73.2200
2007
First Quarter	76.7200	70.9000	76.2600
Second Quarter	81.7800	76.5000	80.7700
Third Quarter	83.6200	73.9400	82.5900
Fourth Quarter	86.1000	78.2400	78.5000
2008
First Quarter (through February 13, 2008)	78.3500	68.3400	70.6600

March 2008	Page 12